Exhibit 10.1

TRANSITION AGREEMENT

          This Transition Agreement (“Agreement”) is made and effective this 2nd day of November, 2012, by and between The Valspar Corporation (“Valspar”) and Lori A. Walker (“Ms. Walker”).

Background

1.          Ms. Walker is Valspar’s Senior Vice President and Chief Financial Officer (“CFO”).

2.          Ms. Walker is currently entitled to retire from employment and service as an officer with Valspar and, if she signs a three-year non-competition agreement, to receive her Fiscal Year 2012 cash bonus; immediate vesting of all stock options, restricted stock and restricted stock units; and retiree medical benefits under Valspar’s severance policy for officers (the “Basic Severance”).

3.          Valspar desires that Ms. Walker continue as its CFO while Valspar conducts an orderly search for a new CFO, and, further, that Ms. Walker provide reasonable assistance to help in the transition of the duties and responsibilities of her position to the new CFO.

4.          In return for Ms. Walker’s agreement to remain employed as the CFO until the first day of employment of the new CFO (“Transition Date”), resign as CFO effective the Transition Date, and continue employment as an officer for 30 days thereafter to provide assistance to the new CFO at which time Ms. Walker will retire as an employee and officer (the “Retirement Date”), Valspar is willing to pay Ms. Walker additional severance benefits over and above the Basic Severance on the terms and conditions of this Agreement (the “Special Severance”).

5.          Ms. Walker desires to continue as Valspar’s CFO until the Transition Date as described in paragraph 4 above, and then provide the above-referenced assistance to the new CFO, in return for the Special Severance, on the terms and conditions of this Agreement.

             Based on the foregoing and the terms and conditions below, Valspar and Ms. Walker now agree as follows.

Agreement

1.          Continued Employment. Ms. Walker will continue to devote her full working time, attention, skill and efforts to loyally and diligently work as Valspar’s CFO. Ms. Walker will comply with all applicable Valspar policies and procedures.

2.          Basic Severance. Unless Valspar terminates Ms. Walker’s employment for “Cause” (as defined in the Change in Control Agreement between Valspar and Ms. Walker dated December 8, 2010), upon Ms. Walker’s retirement as an officer and employee on the Retirement Date, and provided that Ms. Walker signs the non-competition agreement, a copy of which is marked Exhibit A, attached hereto and incorporated herein, Ms. Walker will receive from Valspar the Basic Severance as described below.

             (a)          Unvested Restricted Stock and Unvested Restricted Stock Units. As of the last day of her employment, Ms. Walker will become 100% vested in all unvested restricted stock and unvested restricted stock units that Valspar previously awarded to her, subject to any applicable tax withholding requirements at the time of vesting.

             (b)          Stock Options. As of the last day of her employment, Ms. Walker will become 100% vested in all stock options that Valspar previously granted to her, on the terms and conditions more fully set forth in the plans and agreements governing those options, and subject to any applicable tax withholding requirements at the time of vesting. Valspar hereby advises Ms. Walker to contact Linda Colman, Assistant Secretary of Valspar, at (612) 851-7845 for information regarding option terms or transactions.

             (c)          Retiree Medical Benefits. Ms. Walker is eligible to continue medical coverage for her lifetime and for her current spouse’s lifetime according to the terms and conditions of the Valspar Officer Retiree Medical Plan for as long as Valspar in its sole discretion offers such a Plan. Valspar has provided Ms. Walker with a copy of that Plan under separate cover. Consistent with that Plan, Valspar retains the rights to change or terminate that Plan or any of its terms in the future in its sole discretion, and Ms. Walker’s rights in that Plan are subject to such changes or termination. Valspar hereby advises Ms. Walker to contact Vince Opat, Director Compensation and Benefits of Valspar, at (612) 851-7977 if she desires additional information regarding this Plan.

             (d)          Fiscal Year 2012 Incentive. Ms. Walker will receive her payouts, if any, under Valspar’s Key Employee Annual Bonus Plan for Fiscal Year 2012, in the form of an annual cash bonus, and grants of restricted stock and restricted stock units based on performance in fiscal 2012. The methods, timing, terms and conditions in that Plan govern Ms. Walker’s rights to that payout.

3.          Continuation of Certain Other Benefits. Ms. Walker has the rights under applicable law following the last day of her employment to pay the cost and any administrative fee for continuing her coverage under Valspar’s group dental and life insurance programs. Valspar will provide Ms. Walker with information and forms necessary for her to exercise these rights. Valspar reserves the rights to change or terminate the programs that it offers to participating current and former employees in its sole discretion, and Ms. Walker’s rights in those programs are subject to such changes or termination.

4.          Special Severance. If Ms. Walker remains continuously employed until the Transition Date, resigns effective the Transition Date as CFO, and then until the Retirement Date fully and in good faith provides Valspar with cooperation on any necessary transition of the duties and responsibilities of the CFO position, Valspar will offer her a separation agreement, a copy of which is marked Exhibit B hereto, that contains the terms and conditions of the Special Severance. For the avoidance of doubt, “cooperation” includes, but is not limited to, signing a certification to Valspar’s CFO, if so requested, in connection with Valspar’s filing of any Form 10-K or Form 10-Q report with the Securities and Exchange Commission on or before the Retirement Date, with such certification substantially to the effect of the certifications attached as Exhibits 31.2 and 32.1 to Valspar’s Form 10-K and Form 10-Q filings, covering the period of time through the Transition Date.

5.          At Will Employment. This Agreement does not modify and is not intended to modify Ms. Walker’s status as an at will employee of Valspar. It is not a guarantee of continued employment, just a confirmation of a special compensation and work arrangements to benefit Ms. Walker and Valspar.

6.          Continued Salary and Benefits. This Agreement does not affect Ms. Walker’s regular pay or other fringe benefits up to the Retirement Date. Ms. Walker’s rights and obligations, if any, in any Valspar qualified plan after the last day of her employment will be governed by the applicable plan documents. For information on the timing and other matters pertaining to distributions from the Valspar 401(k) Plan or the Valspar Savings and Retirement Plan, Valspar hereby advises Ms. Walker to contact Fidelity at (800) 835-5095.

7.          Executive Perquisites. Except as otherwise provided in this Agreement, all executive perquisites that Ms. Walker received as an officer of Valspar will terminate on the Retirement Date, including the monthly car allowance and participation in the Executive Physical Program. For calendar year 2013, Ms. Walker will be eligible for reimbursement of financial planning services to the extent such services are reimbursable to Valspar officers, and the preparation and filing of Ms. Walker’s tax returns by April 15, 2014, to the extent such services are reimbursable to Valspar officers.

8.          Termination of Change of Control Agreement. The Change in Control Agreement between Valspar and Ms. Walker, and her rights thereunder, will terminate on the Retirement Date.

9.          Return of Company Property. Upon the last day of her employment, Ms. Walker will deliver to Valspar all of its property, including its “Confidential Information” (defined below), work in progress, research data, equipment, documents, correspondence, notebooks, reports, formulas, computer programs, software, software documentation, sales data, business manuals, price lists, customer lists, samples, raw material information, raw material sourcing strategies, and all other materials and copies thereof (whether in paper, electronic or other format) relating in any way to the business of Valspar. “Confidential Information” means any information not generally known or readily ascertainable by Valspar’s competitors or the general public, and includes all of its trade secrets or other confidential and proprietary information. Confidential Information includes, but is not limited to, Valspar’s acquisition or divestiture strategy, contemplated product lines, manufacturing processes, compilations, manufacturing representatives and distributors, business and financial methods and practices, plans, pricing, marketing, merchandising and selling techniques and information, research and development data, customer lists, supplier lists, business strategies, methods, formulas, inventions, discoveries, raw material sourcing strategies, and information relating to existing and potential claims. Failure to mark any of the Confidential Information as confidential or proprietary will not affect its status as Confidential Information. The foregoing Confidential Information is not generally known outside of Valspar, is known only to persons inside Valspar or to certain other trusted persons or entities, provides Valspar with unique value because it is not known to Valspar’s competitors, was developed at significant expense to, and effort by, Valspar, and would take a competitor a substantial amount of time and expense to acquire or duplicate.

10.          Safeguarding Confidential Information. Ms. Walker has a continuing obligation to not use, take, or disclose Valspar’s Confidential Information and hereby affirms that she will not do so.

11.          Confidentiality. Except as required by applicable law, Ms. Walker and Valspar will not disclose to third parties the terms of this Agreement. Ms. Walker may also disclose the terms of this Agreement to her tax advisors, attorneys, and immediate family members; and as required by law. Valspar may also disclose the terms of this Agreement to its tax advisors; attorneys; officers, employees, and directors with a need to know.

12.          Knowing and Informed Agreement. Ms. Walker understands this Agreement and enters into it knowingly and voluntarily. She has had the opportunity to consult with an advisor of her choice, and obtain from Valspar answers to questions or clarification of any terms before signing it.

Date November 2, 2012	/s/Lori A. Walker
Lori A. Walker

Date November 2, 2012	The Valspar Corporation

	By	/s/Anthony L. Blaine
Senior Vice President, Human Resources
Signature and Title

EXHIBIT A

NONCOMPETITION, NONSOLICITATION AND CONFIDENTIALITY AGREEMENT

          This Noncompetition, Nonsolicitation and Confidentiality Agreement (the “Agreement”) is made this _______ day of _______________ 201_, by and between The Valspar Corporation (the “Company”), and Lori A. Walker (“Employee”).

BACKGROUND FACTS

          The Company is a large, worldwide global coatings manufacturer, providing coatings and coating intermediates to a wide variety of customers. The Company is in a truly unique position to supply its customers with the coating solutions that they need because of the size and breadth of its workforce in over 25 countries and its diverse product offerings that include paints, varnishes, and stains for “do-it-yourself” projects and professional markets (the “Business”). The success of its Business depends to a significant extent upon the Company guarding against the wrongful taking and misuse of its valuable proprietary information and protecting its relationships and goodwill with its customers. The Business is very competitive.

          The Company has employed Employee as its Chief Financial Officer. In that capacity, Employee had access to and control over certain of the Company’s “Confidential Information” (defined in Section 9 of that certain “Transition Agreement” between them) concerning the Business and the goodwill of certain “Company Customers” (defined below). The Company will be irreparably damaged if any such Confidential Information or goodwill is disclosed to or comes into the possession of a “Conflicting Organization” (defined below).

          Employee recognizes that the Company is legally entitled to protect its rights with respect to its Confidential Information and goodwill, all of which the Company owns, without unreasonably impairing Employee’s ability to pursue Employee’s profession or preventing Employee from using in a new job the skills and talents that Employee learned elsewhere. For the Company’s legitimate protection of preventing, for a reasonable period of time, the competitive use of its relationships with Company Customers and to reasonably prevent the competitive use of its Confidential Information, Employee is now willing to make several promises to the Company that reasonably restrict Employee’s right to compete with the Company for a reasonable period of time after the termination of Employee’s employment for any reason. The Company is providing Employee with adequate, new and valuable consideration to compensate Employee for the reasonable restrictions on Employee’s post-employment competitive activities in the form of the “Basic Severance” described in the Transition Agreement.

          Prior to entering into this Agreement, Employee has had sufficient time to consider the Company’s offer and its terms, including the provisions of this Agreement that reasonably restrict Employee’s right to compete with the Company’s Business. Employee enters into this Agreement voluntarily, without coercion or duress. Employee has had the opportunity to consult with legal counsel of Employee’s choice prior to entering into this Agreement.

          NOW, THEREFORE, based on the above premises and the terms and conditions below, the Company and Employee hereby agree as follows:

DEFINITIONS

          For purposes of this Agreement, the following terms shall be defined as set forth below:

          “Competitive Product” means products, product lines or services, and each and every component thereof, researched, invented, developed, designed, produced, marketed, promoted, sold, supported, serviced, or that are in development or the subject of research by any person or entity other than the Company that are the same or similar to, perform any of the same or similar functions as, may be substituted for, or are intended or used for any of the same purposes as a “Company Product” (defined below).

          “Competitive Research” means any research or development of any kind or nature conducted by a Conflicting Organization, including without limitation theoretical and applied research, which is intended for, or may be useful in, any aspect of the invention, development, design, production, manufacture, marketing, promotion, sale, support or service of a Competitive Product.

          “Conflicting Organization” means any person or entity (regardless of its legal form) that engages in, is about to become engaged in, or is seeking to become engaged in the research, invention, development, design, production, promotion, marketing, sale, support, or service of a Competitive Product or in Competitive Research.

          “Invention(s)” means any and all inventions, discoveries, ideas, processes, writings, works of authorship, designs, developments and improvements, whether or not protectable under the applicable patent, trademark, or copyright statutes, invented, generated, conceived, or reduced to practice by the Company, alone or in conjunction with others. Employee is hereby notified that this definition does not apply to any invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Employee’s own time; and (a) which does not relate (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development; or (b) which does not result from any work performed by Employee for the Company.

          “Company Customer(s)” means any person or entity to whom or to which the Company, or persons under the Company’s management or supervision, sold, solicited sales, supported, marketed, serviced, or promoted products or services that constitute a Company Product; and that Employee did business with for the Company or to whom Employee represented the Company’s goodwill. The Company’s relationships with Company Customers are assets of value that the Company has acquired and is entitled to reasonably protect.

          “Company Product(s)” mean(s) any products, product lines, or services (a) that the Company, or persons under the Company’s management or supervision, performed research regarding, invented, designed, developed, marketed, promoted, sold, solicited sales of, supported, serviced, or provided on behalf of the Company in the Business; or (b) with respect to which Employee at any time received or otherwise obtained or learned Confidential Information.

AGREEMENT

          1.          Covenant Not To Compete. In consideration of the Company’s offer of the “Basic Severance,” Employee will not directly or indirectly for a period of 36 months following the last day of Employee’s employment, without the prior written consent of the Company (which the Company may withhold with or without reason):

          (a)          Become engaged or be interested, whether alone or together with or on behalf of or through any other person or entity (regardless of its legal form) whether as partner, stockholder, agent, officer, director, employee, technical adviser, lender, trustee, beneficiary, or otherwise, in, or what is reasonably likely to become, a Conflicting Organization, a Competitive Product or Competitive Research.

          (b)          For Employee’s behalf, or for any Conflicting Organization, employ or otherwise engage, or offer to employ or otherwise engage, solicit, or cause to be solicited, or participate in or promote the solicitation of any person to terminate the person’s employment or contractor agreement with the Company to become employed by or associated with a Conflicting Organization, or to breach that person’s contract (if any) with the Company.

          (c)          For Employee’s behalf, or for any Conflicting Organization, solicit, communicate with, contact, or supervise others who solicit, communicate with, or contact, any Company Customer, supplier, licensee, licensor, distributor, vendor, or other business relation of the Company in connection with or relating to a Competitive Product or Competitive Research.

          The term “engaged or be interested” as used above, will include, without limitation: any aspect of the invention, development, design, production, marketing, promotion, sale, support or service of a Competitive Product; and performing any of the foregoing by giving advice or technical or financial assistance, by loan, guarantees, stock transactions or in any other manner to any person or entity (regardless of its legal form). The foregoing restrictions are not broader than necessary to protect the Company’s legitimate business interests, do not unreasonably restrict Employee’s right to work in Employee’s chosen occupation, and do not contravene public policy.

          The duration of the above restrictions will be extended for a period equal to the duration of any breach or default of such covenant by Employee.

          2.          Confidentiality. Employee will keep all Confidential Information in strict confidence and never directly or indirectly divulge, furnish, disclose, or use any such Confidential Information to or for the benefit of any person or entity other than the Company for as long as the Confidential Information retains the characteristics of Confidential Information as described hereunder. Employee will treat all Confidential Information and goodwill entrusted to Employee in a Company Customer, supplier, licensee, licensor, distributor, vendor, or other business relation of the Company as a fiduciary, and Employee accepts and undertakes all of the obligations of a fiduciary, including good faith, trust, confidence, and candor; and Employee agrees that the Confidential Information and goodwill in a Company Customer and other business relations of the Company is solely and exclusively for the benefit of the Company.

          The foregoing obligations of confidentiality shall not apply to any information that is generally known outside the Company or readily ascertainable by proper means (for purposes hereof “proper means” does not include obtaining information by means of court order or subpoena or other judicial or administrative means) or that hereafter becomes generally known outside of the Company through no fault of Employee. Confidential Information is not considered to be “generally known” or “reasonably ascertainable” because it has been disseminated subject to an obligation to keep such information confidential.

          Employee has surrendered all Confidential Information in print or in virtual forms (via a Company, Company Customer, or personal computer system including documents contained in email) to the Company.

          3.          Assignment of Inventions. Employee will give the Company all assistance that the Company requests to perfect, protect, and use the rights to any Inventions that Employee hereby assigns to the Company. Without limitation, Employee will sign all documents and supply all information that the Company deems necessary or desirable to (a) transfer or record the transfer of Employee’s entire right, title, and interest in the assigned Inventions; and (b) enable the Company to obtain patent, copyright or trademark protection for such Inventions anywhere in the world.

          4.          Remedies. A violation of this Agreement would cause irreparable harm to the Company, and the remedy at law for any such violation would be inadequate. Thus, in addition to any other relief afforded by law, including damages sustained by a breach of this Agreement and without any necessity of proof of actual damage, the Company will have the right to enforce this Agreement by specific remedies, which will include, among other things, temporary and permanent injunctions to stop the breach, threatened breach, or anticipated breach of this Agreement, it being the understanding of the parties that both damages and injunctions will be proper modes of relief and are not to be considered as alternative remedies. The Company will also be entitled to recover from Employee its attorney’s fees and costs in any action for breach of this Agreement in which the Company substantially prevails.

          5.          Amendment. This Agreement may be amended only by a written instrument executed by the Company and Employee.

          6.          Choice of Law and Venue. Because (a) the Company’s principal place of business is in Hennepin County, Minnesota, (b) many of its significant contracts are governed by Minnesota law, (c) Employee is currently a resident of Hennepin County, Minnesota, and (d) it is agreed that it is in the best interests of the Company and its employees that a uniform body of law consistently interpreted be applied to their relationships, this Agreement is deemed entered into in the State of Minnesota. The validity, enforceability, construction, and interpretation of this Agreement shall be governed by the laws of the State of Minnesota, without regard to any conflict-of-law or choice-of-law rules. Employee irrevocably waives Employee’s right, if any, to have the laws of any state other than the State of Minnesota apply to this Agreement. Any disputes arising out of or related to this Agreement or any breach or alleged breach hereof shall be exclusively decided by the Hennepin County District Court in Minnesota. Employee hereby irrevocably consents to the personal jurisdiction of this court in connection with any dispute related to this Agreement, and Employee expressly waives any defense of inconvenient forum.

          7.          Blue Pencil Doctrine. In the event that any provision of this Agreement is unenforceable under applicable law, the validity or enforceability of the remaining provisions shall not be affected. To the extent any restriction against competition is judicially determined to be unreasonable, a court of competent jurisdiction may reform any such provision to make it enforceable. The provisions of this Agreement shall, where possible, be interpreted so as to sustain their legality and enforceability.

          8.          Binding Agreement. The provisions of this Agreement will be binding upon Employee and the Company and their respective successors, assigns, heirs and executors (as the case may be.

          9.          No Waiver. No term or condition of this Agreement will be deemed to have been waived nor shall there be any estoppel to enforce any provision hereof, except by a written instrument executed by the party charged with waiver or estoppel. The Company’s delay, waiver or failure to enforce any term of this Agreement or any similar agreement in one instance will not be a waiver of its rights hereunder with respect to other violations of this or any other agreement.

          10.          Obligation to Future Employers. Employee has an affirmative obligation to provide a copy of this Agreement to any prospective employer or, if a copy of this Agreement is not available, Employee must inform the prospective employer of all of Employee’s obligations contained within this Noncompetition, Nonsolicitation, and Confidentiality Agreement.

          11.          Survival. The obligations of Employee set forth in this Agreement that, by their terms, restrict Employee’s post-employment competitive activities, survive the termination of the employment relationship between Employee and the Company and remain in full force and effect.

          12.          Receipt of Agreement. Employee represents that Employee has received a copy of this Agreement for Employee’s records, and has read and understands this Agreement.

          13.          Voluntary Agreement. Employee enters into this Agreement voluntarily.

          14.          Advice. Employee represents that Employee has had the opportunity to consult with and receive advice from Employee’s own attorney, if Employee so chooses, before signing this Agreement.

          This Noncompetition, Nonsolicitation and Confidentiality Agreement has been executed by Employee, and by an authorized manager of the Company, on the dates set forth below.

[Signature page follows]

[Signature Page to Noncompetition, Nonsolicitation and Confidentiality Agreement]

Date
Lori A. Walker

Date	The Valspar Corporation
By
Title:

[The rest of this page is intentionally blank]

EXHIBIT B

DATE

Ms. Lori A. Walker
4580 Ithaca Lane N.
Plymouth, MN 55446

Dear Lori:

The following sets forth the terms and conditions of the end of your employment with The Valspar Corporation (“Valspar”).

1.          Background. Your employment with Valspar hereby terminates effective this date (the “Retirement Date”). You and Valspar have reached this agreement on an amicable separation and resolve any and all disputes between us. Valspar has (i) paid you your final salary and accrued but unused paid time off through the Retirement Date; and (ii) will provide you with the “Basic Severance” described in Section 2 of that certain “Transition Agreement” between you and Valspar to which a copy of this letter was attached as Exhibit B. You have also executed the non-competition agreement that was attached to that Transition Agreement as Exhibit A.

2.           Valspar’s Promises. In return for “Ms. Walker’s Promises” (defined in Section 3 below), and subject to the conditions described in this Section 2, Valspar will extend to you the following consideration (all and each are “Valspar’s Promises”), which is the “Special Severance” described in Section 4 of the Transition Agreement:

(a)	Severance Pay. Valspar will pay you severance pay in two parts as follows:

          (i) provided that you sign this Agreement and deliver it to Valspar’s Senior Vice President, Human Resources prior to the expiration of the 21 day consideration period and do not exercise your rights to revoke or rescind as described in Section 5 below, a lump sum payment of $500,000 (gross), less applicable income tax and other legally required withholding on the first regular payday on or after the 40th day following the Retirement Date (the “Lump Sum Payment”); and

          (ii) $500,000 (gross), less applicable income tax and other legally required withholding, in 12 substantially equal monthly installments (the “Installment Payments”), with the first Installment Payment to be paid on the first regular payday on or after the Retirement Date and the Installment Payments thereafter to be paid on the last regular payday of each month; provided, however, that any of the Installment Payments that are otherwise payable on or after March 15 of the calendar year following the calendar year in which the Retirement Date occurs (the “Short-term Deferral Date”) shall be accelerated and paid on the last regular payday occurring on or before the Short-term Deferral Date; and provided, further, that if (A) you do not sign this Agreement and deliver it to Valspar’s Senior Vice President, Human Resources prior to the expiration of the 21 day consideration period, (B) you exercise your rights to revoke or rescind as described in Section 5 below, or (C) you violate or contest that certain Noncompetition, Nonsolicitation and Confidentiality Agreement between you and Valspar (the “Noncompete”) or your cooperation obligations in Section 3(b) below, or any other term of this Agreement, then in any such event, Valspar’s obligations in this Section 2(a) will be null and void and Valspar’s obligations to pay the Installment Payments will immediately terminate, and you will repay to Valspar any Installment Payments previously received hereunder. Any such repayment obligations are not an adequate remedy for Valspar, particularly if you breach or threaten to breach the Noncompete or fail to comply with your cooperation obligations, and are in addition to any and all other remedies available to Valspar under any of the applicable agreements or applicable law.

In the event of your death prior to the completion of the foregoing severance payments, your estate will be paid a lump sum payment equal to the remaining severance payments to which you would have otherwise been entitled in this Agreement.

(b)          Fiscal Year 2013 Cash Bonus. You will be entitled to a prorated annual cash incentive bonus for Fiscal Year 2013, based on the incentive bonus target amount (as a percentage of base salary) established for you prior to the beginning of Fiscal Year 2013. The amount of cash incentive bonus earned for Fiscal Year 2013, if any, will be (i) based on the same percentage of the incentive bonus target amount earned by the officers whose bonuses are based on Corporate results (as opposed to business unit results), (ii) prorated based on the number of calendar days in Fiscal Year 2013 up to the Retirement Date, compared to the total number of calendar days in Fiscal Year 2013, and (iii) paid at the same time as the payments of the annual cash incentive bonus, if any, to the other officers in the United States.

(c)           Fiscal Year 2013 Long-Term Incentives. You will be entitled to each of the following elements of long-term incentive compensation under Valspar’s Key Employee Annual Bonus Plan for Fiscal Year 2013 (the “Bonus Plan”): (i) On October 3, 2012, Valspar awarded you stock options with a value equal to one-half of your LTI target value under the Bonus Plan, or $450,000. (ii) In January 2013, you will receive time vesting restricted stock units with a value equal to 25% of your LTI target value under the Bonus Plan, or $225,000. (iii) You will participate in the Fiscal Year 2013 performance-based restricted stock opportunity, with any earned payout values delivered in cash in lieu of restricted stock, and with the value earned for Fiscal Year 2013, if any, to be (A) based on the same percentage of the restricted stock target amount earned by the officers whose incentives are based on Corporate results (as opposed to business unit results), (B) prorated based on the number of calendar days in Fiscal Year 2013 up to the Retirement Date, compared to the total number of calendar days in Fiscal Year 2013, and (C) paid at the same time as any earned payout is made for the Fiscal Year 2013 cash bonus. The foregoing awards of stock options and restricted stock units described in clauses (i) and (ii) above are based on the same method and subject to the same terms and restrictions applicable under the Key Employee Annual Bonus Plan.

(d)          Profit Sharing and Lost ERISA Benefits. Valspar will provide you with its profit sharing contribution for calendar year 2012 to your Savings & Retirement account, and pay you a Lost ERISA payment for calendar year 2012 using the same methods and with the same timing applicable to other Valspar officers. You will receive the foregoing payments even if the payments to other Valspar officers occur after the Retirement Date. Such payments will be subject to applicable tax as required by law.

3.          Ms. Walker’s Promises. In exchange for Valspar’s Promises (defined in Section 2 above), you hereby promise as follows (all and each are “Ms. Walker’s Promises”):

(a)          Release of Claims. You hereby fully and finally release, give up, and otherwise relinquish to the maximum extent permitted by applicable law all of your legal “Claims” (defined below) against Valspar through the date on which you sign this Agreement. You will not start any lawsuits against Valspar except if necessary to enforce the provisions of this Agreement. The money and other benefits you will receive as set forth in this Agreement are full and fair payment for the release of all of your Claims and constitute consideration with a value in excess of anything to which you are entitled. Except as provided in this Agreement, Valspar does not owe you anything else.

For purposes of this Section 3(a), you are releasing, giving up, and relinquishing to the maximum extent permitted by applicable law all of your legal and equitable Claims for any relief of any kind or nature against Valspar through the date on which you sign this Agreement, including but not limited to the following Claims arising from your employment and the termination of your employment:

(1)           All Claims that you have, even if you do not know about or suspect the Claims;

(2)          All Claims for attorney’s fees, costs, and disbursements;

(3)          All rights and Claims of age discrimination and retaliation under the Age Discrimination in Employment Act (“ADEA”), Older Workers Benefits Protection Act (“OWBPA”), Minneapolis Civil Rights Ordinance (“MCRO”), and Minnesota Human Rights Act (“MHRA”); and discrimination and retaliation claims under the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, MHRA, MCRO, and any other applicable federal, state, or local law;

(4)          All Claims arising out of your employment and the termination of your employment, including, for example, breach of contract, breach of implied contract, breach of covenant of good faith and fair dealing, fraud, illegal termination, promissory estoppel, wrongful termination, negligence, defamation, retaliation, invasion of privacy, and infliction of emotional distress;

(5)          All Claims for other alleged unlawful employment practices arising out of or relating to your employment or separation from employment;

(6)          All Claims under ERISA; and

(7)          All Claims for any other form of compensation and benefits that is not provided in this Separation Agreement and the Transition Agreement.

For purposes of this Section 3(a), “Valspar” means The Valspar Corporation, and its past and present parent, subsidiary, affiliated, and related entities, and each of them; and past and present agents, officers, directors, employees, committees, attorneys, insurers, members, governors, indemnitors, successors or assigns of any and all of the foregoing entities. Also for purposes of this Section 3(a), “Ms. Walker” means Lori A. Walker, and any person who has or obtains legal rights or claims against Valspar through Lori A. Walker.

(b)          Duty to Cooperate. You will make yourself available on as needed basis as reasonably required to provide consultation and advice on business matters for the one year period beginning on the Retirement Date and will otherwise provide Valspar with cooperation during such one year period. For the avoidance of doubt, “cooperation” includes, but is not limited to, signing a certification to Valspar’s CFO, if so requested, in connection with Valspar’s filing of any Form 10-K or Form 10-Q report with the Securities and Exchange Commission on or before the Retirement Date, with such certification substantially to the effect of the certifications attached as Exhibits 31.2 and 32.1 to Valspar’s Form 10-K and Form 10-Q filings, covering the period of time through the Transition Date.

4.          Additional Agreements and Understandings.

(a)           Valspar does not admit that it is responsible or legally obligated to you, and in fact Valspar denies that it is responsible or legally obligated to you even though it has offered to pay you to release your Claims.

(b)          Nothing in this Agreement affects your rights in any benefit plan or program in which you were a participant while employed by Valspar. The terms and conditions of the plans and programs control your and Valspar’s rights and obligations.

(c)          This Agreement does not prohibit you from filing an administrative charge of discrimination with, or cooperating or participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or other federal or state regulatory or law enforcement agency. If you filed or file a charge or complaint, the payments described in this Agreement are in complete satisfaction of any and all Claims in connection with such charge or complaint, and you are not entitled to any other monetary relief of any kind with respect to the Claims released in this Agreement.

(d)          You have complied with your obligations in Section 9 of the Transition Agreement to return to Valspar all of its property, including the originals and all copies of Valspar documents and other records whether on paper or in electronic format.

(e)          In the event you refer any reference requests from prospective employers to the Senior Vice President, Human Resources, Valspar will limit the information it provides to your employment dates, job title, rate of compensation, and that you retired from Valspar.

(f)          You will not make disparaging remarks about Valspar, its products, its services, or its employees such as to place any or all of them in a negative light. Likewise, Valspar’s Chairman & Chief Executive Officer; Executive Vice President, Secretary and General Counsel; and Senior Vice President Human Resources (the officers who have direct knowledge of this Agreement) will not make disparaging remarks about you such as to place you in a negative light.

(g)          Except as required by applicable law, you will not disclose to third parties the terms of this Agreement. You may also disclose the terms of this Agreement to your tax advisors, attorneys, and immediate family members.

5.          Rights to Counsel, Consider, Revoke and Rescind. Valspar hereby advises and recommends to you that you consult with an attorney prior to signing this Agreement.

You understand that you have 21 days to consider this Agreement, including your waiver of rights and Claims of age discrimination and retaliation under the ADEA and OWBPA, beginning on the date on which you received this Agreement. If you sign this Agreement, then for a period of seven days following the day on which you signed it, you understand that you will then be entitled to revoke it, and the Agreement will not become effective or enforceable until the seven-day period has expired.

You also understand that you have the right to rescind your waiver of discrimination and retaliation claims under the MHRA within 15 calendar days after the date on which you signed this Agreement. To rescind that waiver, you must put the rescission in writing and deliver it to Valspar by hand or mail within the 15-day period. If you deliver the rescission by mail, delivery must be:

(a)          Postmarked within 15 calendar days after the date on which you signed this Agreement;

(b)          Addressed to Valspar, Attention: Senior Vice President, Human Resources, P. O. Box 1461, Minneapolis, MN 55440; and

(c)          Sent by certified mail, return receipt requested.

You understand that if you exercise your rights to revoke or rescind as provided above, this Agreement will be canceled. Your employment will still end on the Retirement Date, and you will not receive the “Valspar’s Promises.”

6.          Binding Effect. This Agreement will bind and benefit you and anyone who has or claims any legal rights through you.

7.          Assigns. You may not assign your rights in this Agreement without Valspar’s written agreement. Valspar may assign its rights to any successor or purchaser of its assets or business.

8.          Entire Agreement. No modification or amendment of the Transition Agreement and its Exhibits, including this Separation Agreement, will be binding unless it is in writing and signed by the parties. The Transition Agreement and Exhibits A and B, thereto, the Non-Competition Agreement and this Separation Agreement, respectively, contain the entire understanding between you and Valspar. Except for the Transition Agreement and its Exhibits, all and each of which survive the termination of your employment and remain in full force and effect, the Transition Agreement and its Exhibits supersede all prior discussions, representations, agreements, guidelines and/or negotiations between you and Valspar with respect to the matters therein.

9.          Knowing, Voluntary Agreement. You have read this Agreement carefully and understand all of its terms. You have had the opportunity to discuss this Agreement with your own attorney prior to signing it. You enter into this Agreement voluntarily without any pressure or coercion from Valspar. In entering into this Agreement, you have not relied on any statements by Valspar, its employees, or attorneys, other than the Valspar’s Promises in this Agreement.

10.          Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable for any reasons, such decision will not affect the validity of any remaining portions which will remain in full force and effect as if this Agreement had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

11.          Governing Law/Forum Selection. Because (a) Valspar’s principal place of business is in Hennepin County, Minnesota, (b) many of its significant contracts are governed by Minnesota law, (c) you are currently a resident of Hennepin County, Minnesota, and (d) it is agreed that it is in the best interests of Valspar and its employees that a uniform body of law consistently interpreted be applied to their relationships, this Agreement is deemed entered into in the State of Minnesota. The validity, enforceability, construction, and interpretation of this Agreement shall be governed by the laws of the State of Minnesota, without regard to any conflict-of-law or choice-of-law rules. You irrevocably waive your right, if any, to have the laws of any state other than the State of Minnesota apply to this Agreement. Any disputes arising out of or related to this Agreement or any breach or alleged breach hereof shall be exclusively decided by the Hennepin County District Court in Minnesota. You hereby irrevocably consent to the personal jurisdiction of this court in connection with any dispute related to this Agreement, and you expressly waive any defense of inconvenient forum.

12.           Waiver. Your or Valspar’s waiver or failure to enforce any violation or provision of this Agreement will not constitute a waiver of either of our respective rights hereunder with respect to any violation or provision of this Agreement, and will be effective only if in writing, signed by you or the Senior Vice President of Human Resources for Valspar as the case may be, and then only in the specific instance and for the specific purpose given.

13.          IRS Code Section 409A. To the extent any provision of this letter may be deemed to provide a benefit to you that is treated as non-qualified deferred compensation pursuant to Section 409A of the Internal Revenue Code of 1986, as amended) (“Code Section 409A”), such provision shall be interpreted in a manner that qualifies for any applicable exemption from compliance with Code Section 409A or, if such interpretation would cause any reduction of benefit(s), such provision shall be interpreted (if reasonably possible) in a manner that complies with Code Section 409A and does not cause any such reduction. To the extent required by Code Section 409A, references herein to your “termination of employment” shall refer to your “separation from service” (within the meaning of Code Section 409A) with Valspar (as defined to include any affiliates required to be taken into account for that definition of separation from service).

Lori, on behalf of Valspar, I thank you for your service and wish you all the best in the future. Please sign and date the counterpart below if you desire to enter into this Agreement. You may contact me at (612) 851-7988 if you have questions or concerns about this Agreement.

Sincerely,

The Valspar Corporation

By
Anthony L. Blaine
Senior Vice President, Human Resources

Read, agreed, and accepted this______ day of ________, 2013.

Lori A. Walker